SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             LIFE USA HOLDING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

[LOGO] LIFE USA
Box 59060
Minneapolis, Minnesota 55459-0060
612-546-7386

March 11, 1999




To Our Shareholders:

     The Board of Directors of Life USA Holding, Inc. joins me in extending to you a cordial invitation to attend our 1999 Annual Meeting of Shareholders. The meeting will be held in the Shelard Park General Cinema, at Interchange Tower, 600 South Highway 169, Minneapolis, Minnesota 55426, at 9:00 a.m., local time, on Tuesday, April 13, 1999.

     In addition to voting on the matters described in the accompanying Proxy Statement, we will review Life USA's 1998 business and discuss our direction for the coming years. There will also be an opportunity to discuss other matters of interest to you as a shareholder.

     It is important that your shares be represented at the meeting whether or not you plan to attend in person. Therefore, please sign the enclosed proxy card and return it in the envelope provided. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent in a proxy.

     We hope that you will be able to attend the meeting, and we look forward to seeing you.


                                        Sincerely,


                                        /s/ Robert W. MacDonald
                                        Robert W. MacDonald, CLU
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER





Enclosures

                            LIFE USA HOLDING, INC.
                          INTERCHANGE NORTH BUILDING
                             300 SOUTH HIGHWAY 169
                          MINNEAPOLIS, MINNESOTA 55426


                              ------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 13, 1999

                              ------------------


TO THE SHAREHOLDERS OF Life USA HOLDING, INC.:

     The Annual Meeting of Shareholders of Life USA Holding, Inc. will be held at the Interchange Tower, 600 South Highway 169, Minneapolis, Minnesota 55426, on Tuesday, April 13, 1999, in the Shelard Park General Cinema, at 9:00 a.m., local time, for the following purposes:

     1)   To elect the Board of Directors consisting of eleven (11) directors;

     2) To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year 1999; and

     3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Shareholders of record on February 12, 1999, will be entitled to vote at the Annual Meeting or any adjournments thereof.

YOUR VOTE IS IMPORTANT. YOU ARE REQUESTED TO READ CAREFULLY THE ATTACHED PROXY STATEMENT. YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED CARD AUTHORIZING REPRESENTATIVES OF THE PRESENT BOARD OF DIRECTORS OF THE COMPANY TO VOTE FOR YOU AT THE MEETING.


                                        By Order of the Board of Directors


                                        Life USA HOLDING, INC.


                                        /s/ Margery G. Hughes
                                        Margery G. Hughes
                                        PRESIDENT

Minneapolis, Minnesota
March 11, 1999

                                PROXY STATEMENT
                                      OF
                            LIFE USA HOLDING, INC.
                          INTERCHANGE NORTH BUILDING
                             300 SOUTH HIGHWAY 169
                         MINNEAPOLIS, MINNESOTA 55426


                              ------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 13, 1999

                              ------------------

                              PROXIES AND VOTING

     This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Life USA Holding, Inc. (the "Company") to be used at the Annual Meeting of the Shareholders of the Company to be held at 9:00 a.m., local time, on Tuesday, April 13, 1999, at the Interchange Tower, 600 South Highway 169, Minneapolis, Minnesota 55426 in the Shelard Park General Cinema. The meeting has been called for the purposes set forth in the notice of the meeting. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each proxy will be voted at the Annual Meeting and at any adjournments thereof. Presence at the Annual Meeting of a shareholder who has signed a proxy does not alone revoke that proxy. This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 11, 1999.

     Only shareholders of record as of the close of business on February 12, 1999 will be entitled to vote at the Annual Meeting. At the close of business on February 12, 1999, the Company had outstanding 25,065,837 shares of common stock, $.01 par value ("Common Stock").

     Holders of Common Stock of record at the close of business on February 12, 1999, voting together as a single class, will be entitled to one vote per share on the following proposals: (1) to elect the Board of Directors consisting of eleven (11) directors; (2) to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year 1999; and (3) to transact any other business as may properly come before the annual meeting, or any adjournments thereof.

     The quorum required to hold the meeting is a majority of the shares of Common Stock entitled to vote at the meeting, present in person or by proxy. If a quorum is present, the affirmative vote in person or by proxy, of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting, voting together as a single class, will be necessary for the adoption of proposals 1 and 2 listed in the notice of the meeting.

                 PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP
                              OF MANAGEMENT TABLE

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 12, 1999 by
(i) all persons known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each executive officer of the Company named in the Summary Compensation Table and each director or nominee for director of the Company, and (iii) all executive officers and directors of the Company as a group. As of February 12, 1999, there were 25,065,837 outstanding shares of Common Stock.

                                                               PERCENTAGE OF
                                                   NUMBER OF     OUTSTANDING
NAME AND ADDRESS                                    SHARES       SHARES AS OF
OF BENEFICIAL OWNER(1)                               OWNED     FEBRUARY 12, 1999
----------------------------------------        -------------- -----------------
  Hugh Alexander                                   32,502 (2)           *
  Jack H. Blaine                                   26,368 (3)           *
  Edward J. Bonach                                    300               *
  Margery G. Hughes                               236,984 (4)           *
  Robert S. James                                       0              --
  Barbara J. Lautzenheiser                         24,500 (5)           *
  Robert W. MacDonald                             793,963              3.2%
  Daniel J. Rourke                                441,533              1.8%
  Ralph Strangis                                   77,000 (6)(7)        *
  Donald J. Urban                                 435,965              1.7%
  Mark A. Zesbaugh                                210,016 (8)           *
  FMR Corporation                               1,960,000 (9)          7.8%
  David L. Babson & Company, Inc.               2,132,977 (10)         8.5%
  Dimensional Fund Advisors                     1,280,900 (11)         5.1%
  Allianz Life Insurance Company of
    North America                               5,699,118 (12)        22.7%
  All Directors and Executive
    Officers as a Group (11 Persons)            2,279,131 (13)         9.1%

------------------

* Indicates less than one percent (1%) of Common Stock outstanding on February 12, 1999.

(1) The address of Messrs. MacDonald, Rourke, Urban, and Zesbaugh and Ms. Hughes is Interchange North Building, 300 South Highway 169, Minneapolis, MN 55426. The address of Mr. Alexander is 216 16th Street, Suite 1300, Denver, CO 80202. The address of Mr. Blaine is 2864 Sutton Oaks Lane, Vienna, VA 22181. The address of Ms. Lautzenheiser is City Place II, 11th Floor, Hartford, CT 06103. The address of Mr. Strangis is 5500 Norwest Center, 90 South Seventh Street, Minneapolis, MN 55402. The address for Messrs. Bonach and James and Allianz Life Insurance Company of North America is 1750 Hennepin Avenue, Minneapolis, MN 55403. The principal address of FMR Corporation is 82 Devonshire Street, Boston, MA 02109. The principal address for David L. Babson & Company, Inc. is One Memorial Drive, Cambridge, MA 02142. The principal address of Dimensional Fund Advisors is 1299 Ocean Ave., 11th Floor, Santa Monica, CA 90401.

(2) Includes shares issuable upon the exercise of options to acquire 25,202 shares of Common Stock at prices ranging from $6.00 to $17.75 per share which are presently exercisable and options to acquire 1,000 shares of Common Stock at $12.25 which vest on April 14, 1999. Excludes shares issuable upon the exercise of options to acquire 1,000 shares of Common Stock at $10.25 which vest on July 14, 1999.

(3) Includes shares issuable upon the exercise of options to acquire 23,368 shares of Common Stock at prices ranging from $6.00 to $16.25 per share which are presently exercisable. Includes 1,000 shares at $12.25 which vest on April 14, 1999. Excludes shares issuable upon the exercise of options to acquire 1,000 shares of Common Stock at $10.25 which vest on July 14, 1999.

(4) Includes shares issuable upon the exercise of options to acquire 227,000 shares of Common Stock at prices ranging from $10.50 to $24.00 per share which are presently exercisable and 392 shares of Common Stock issuable upon the conversion of the $10,000 principal amount of the Company's convertible subordinated debentures due 2000 held by Ms. Hughes. Excludes shares issuable upon the exercise of options to acquire 25,000 shares of Common Stock at $16.3125 which vest on December 22, 1999, and 25,000 shares of Common Stock which vest on December 22, 2000.

 (5) Includes shares issuable upon the exercise of options to acquire 20,000 shares of Common Stock at prices ranging from $8.25 to $17.75 per share which are presently exercisable and options to acquire 1,000 shares of Common Stock at $12.25 per share which vest on April 14, 1999. Excludes shares issuable upon the exercise of options to acquire 1,000 shares of Common Stock at $10.25 which vest on July 14, 1999.

 (6) Includes shares issuable upon the exercise of options to acquire 18,000 shares of Common Stock at prices ranging from $8.25 to $17.75 per share which are presently exercisable and options to acquire 1,000 shares of Common Stock at $12.25 per share which vest on April 14, 1999. Excludes shares issuable upon the exercise of options to acquire 1,000 shares of Common Stock at $10.25 which vest on July 14, 1999.

 (7) Other members of the law firm of Kaplan, Strangis and Kaplan, P.A., of which Mr. Strangis is a member and which serves as counsel for the Company, beneficially own an aggregate of 223,830 shares of Common Stock or, with Mr. Strangis' shares, including the shares issuable upon exercise of options presently exercisable or exercisable on April 16, 1998, 300,830 shares (approximately 1.0% of the outstanding shares of Common Stock at February 12, 1999).

 (8) Includes shares issuable upon the exercise of options to acquire 198,638 shares of Common Stock at prices ranging from $6.00 to $18.75 per share which are presently exercisable. Excludes shares issuable upon the exercise of the following options: options to acquire 33,334 shares of Common Stock at $11.5625 per share which vest on January 15, 2000.

 (9) The information set forth herein is based on a Schedule 13G, dated February 1, 1999, filed with the Securities and Exchange Commission.

(10) The information set forth herein is based on a Schedule 13G, dated January 21, 1999, filed with the Securities and Exchange Commission.

(11) The information set forth herein is based on a Schedule 13G, dated February 11, 1999, filed with the Securities and Exchange Commission.

(12) The information set forth herein is based on a Schedule 13D, dated February 26, 1999, filed with the Securities and Exchange Commission.

(13) Includes 516,208 shares issuable upon the exercise of options presently exercisable or exercisable within 60 days.



                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS


NOMINEES FOR ELECTION
     Except where authority has been withheld by a shareholder, the enclosed proxy will be voted for the election of the eleven (11) nominees named below to the Company's Board of Directors for a term of one year or until their successors are duly elected and qualified. All nominees listed below are currently serving as directors with terms expiring at this Annual Meeting. In the event that any one or more of the following named nominees shall unexpectedly become unavailable before election, votes will be cast pursuant to authority granted by the enclosed proxy for such person or persons as may be designated by the Board of Directors.

     The following eleven persons have been nominated by the Company's Board of Directors for election as directors at this Annual Meeting:


  Hugh Alexander                       Robert W. MacDonald
  Jack H. Blaine                       Daniel J. Rourke
  Edward J. Bonach                     Ralph Strangis
  Margery G. Hughes                    Donald J. Urban
  Robert S. James                      Mark A. Zesbaugh
  Barbara J. Lautzenheiser


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE.

INFORMATION CONCERNING NOMINEES
     The following sets forth information concerning existing directors including their ages, principal occupations for at least the past five years and directorships with other public corporations.

     HUGH ALEXANDER (52) has been a director of the Company since October 1991. Since 1986, Mr. Alexander has been a principal of Hugh Alexander & Associates, LTD., a firm providing consulting services to the insurance industry. Since 1987, Mr. Alexander has been a principal of the Alexander Law Firm, P.C., or its predecessors, a firm which provides legal services to the Company.

     JACK H. BLAINE (64) has been a director of the Company since October 1991. Mr. Blaine is currently of counsel to the law firm of Sutherland, Asbill and Brennan in Washington, D.C. From February 1992 until his retirement in December 1997, Mr. Blaine was President of the National Organization of Life and Health Insurance Guaranty Associations, an association of the life and health insolvency guaranty funds of the 50 states, Washington, D.C. and Puerto Rico. Prior thereto, Mr. Blaine was of counsel to the law firm of LeBoeuf, Lamb, Greene and MacRae from May 1991 to February 1992. From 1989 to 1991, Mr. Blaine was employed by a trade association of property and casualty reinsurance companies, where he was the president. From 1966 to 1989, Mr. Blaine was employed by the American Council of Life Insurance, a national trade association of life insurance companies, where he was Vice President and General Counsel.

     EDWARD J. BONACH (45), has been a director of the Company since April 1998. Since January 1993, Mr. Bonach has been Senior Vice president and Chief Financial Officer of Allianz Life Insurance Company of North America ("Allianz Life"). Mr. Bonach has been a trustee of Franklin Valuemark Funds since January 1999. From 1989 through 1992, Mr. Bonach was an officer and Chief Actuary of North American Life and Casualty, the predecessor organization of Allianz Life. Mr. Bonach held various actuarial positions with North American Life and Casualty and its parent, Allianz AG from 1978 to 1989. From 1976 through 1978, Mr. Bonach was employed by IDS Life Insurance Company where he held various actuarial positions.

     MARGERY G. HUGHES (48) has been a director of the Company since April 1991 and President of the Company since April 1996. Ms. Hughes was Senior Vice President of the Company from January 1991 to April 1996 and Executive Vice President of LifeUSA Insurance Company ("LifeUSA Insurance"), a wholly owned subsidiary of the Company, from April 1992 to April 1996. Ms. Hughes served as organizational development and communications consultant to the Company from its inception in February 1987 to 1990 as a Vice President of Padilla, Speer, Beardsley, Inc., a firm specializing in public relations, strategic planning, corporate development and communications for public and non-public companies. Prior to employment by the Company, Ms. Hughes was a business communications consultant in the environmental, medical and insurance industries.

     ROBERT S. JAMES (60), has been a director of the Company since April 1998. Since 1993 Mr. James has been President of the Individual Marketing Division of Allianz Life and was an officer responsible for Reinsurance Financial Services and Individual Life Operations of Allianz Life from 1979 to 1993. From 1970 to 1979, Mr. James was employed by CNA of Chicago, Illinois, where he held various positions in the Reinsurance Division. From 1963 to 1970, Mr. James was employed by Employers Insurance of Wausau, Wisconsin in the Group Division.

     BARBARA J. LAUTZENHEISER (60) has been a director of the Company since October 1992. Since 1986, Ms. Lautzenheiser has been a principal of Lautzenheiser & Associates, a management consulting firm specializing in financial services and government relations. From 1984 through 1985, Ms. Lautzenheiser was employed by the Signature Group, where she was President and Chief Operating Officer of their three insurance companies: a life and accident and health company, a personal property casualty company and a commercial property casualty and credit company. From 1980 through 1984, Ms. Lautzenheiser was a Senior Vice President at Phoenix Mutual Life. From 1960 through 1980, Ms. Lautzenheiser was employed by Bankers Life Nebraska, during which time she held various positions ranging from Actuarial Trainee to Vice President and Actuary.

     ROBERT W. MACDONALD (56) has been Chairman, Chief Executive Officer and a director of the Company since its inception in February 1987, and he has been Chief Executive Officer of LifeUSA Insurance since its acquisition by the Company in September 1987. Mr. MacDonald was President of the Company from inception through September 1990. From 1980 until he resigned in 1987 to form the Company with the other founders, Mr. MacDonald was the President and Chief Executive Officer of ITT Life Insurance Corporation. From 1965 through 1980, Mr. MacDonald held various marketing positions with life insurance companies.

     DANIEL J. ROURKE (69) has been a director of the Company since April 1991, Senior Vice President and Chief Marketing Officer of the Company since its inception in February 1987, and Chairman of LifeUSA Insurance since April 1992. Mr. Rourke was also President of LifeUSA Insurance from its acquisition in September 1987 to April 1992. Since October 1998 Mr. Rourke has been Chairman of LifeUSA Marketing, Inc. ("LifeUSA Marketing"), a wholly owned subsidiary of the Company, a position he also held from its inception in 1996 to July 1997. From 1986 until he resigned in 1987 to form the Company with the other founders, Mr. Rourke was Senior Vice President and Chief Marketing Officer of ITT Life Insurance Corporation. Prior thereto, Mr. Rourke was Vice President and Director of Sales of ITT Life Insurance Corporation from 1984 to 1986, owned and operated an independent field marketing organization from 1983 to 1985, and was Senior Vice President and Director of Agencies for National Investors Life Insurance Company from 1978 to 1982. From 1955 through 1978, Mr. Rourke held various sales and marketing positions with various life insurance companies.

     RALPH STRANGIS (62) has been a director of the Company since its inception in February 1987. Mr. Strangis has been a member of the law firm of Kaplan, Strangis and Kaplan, P.A., counsel to the Company, for over twenty years. Mr. Strangis is also a director of the following publicly traded companies: TCF Financial Corporation, a Minneapolis based national bank holding company with banks in Minnesota, Illinois, Wisconsin, Colorado and Michigan, and Damark International, Inc. a membership and information-based national direct marketing company.

     DONALD J. URBAN (57) has been a director of the Company since November 1992, Senior Vice President and Director of Sales of the Company since April 1987, and President of LifeUSA Insurance since April 1992. Since its inception in July 1998, Mr. Urban has been President of LTCAmerica Holding, Inc. ("LTCAmerica") a subsidiary of LifeUSA Insurance. Mr. Urban was Senior Vice President of LifeUSA Insurance from its acquisition in September 1987 to April 1992. From July 1997 to October 1998, Mr. Urban was Chairman, and from November 1996 to July 1997 he was President, of LifeUSA Marketing. From 1972 to 1987, Mr. Urban owned and operated an independent life insurance marketing organization which represented ITT Life Insurance Corporation during such period. Prior thereto, Mr. Urban held sales and marketing positions with Minnesota National Life Insurance Company from 1968 to 1972 and was an agent and then a general agent with Fidelity Union Life Insurance Company from 1964 to 1968.

     MARK A. ZESBAUGH (34) has been a director of the Company since April 1995, Executive Vice President and Treasurer of the Company since April 1996, and Chief Financial Officer since January 1995. Mr. Zesbaugh was also Senior Vice President of the Company from January 1995 to April 1996. From May 1990 until January 1995, Mr. Zesbaugh held various financial positions with LifeUSA Insurance and has served as Senior Vice President and Chief Financial officer of LifeUSA Insurance since January 1995. Mr. Zesbaugh has also served in various positions with LifeUSA Marketing since November 1996 and has been President, Chief Executive Officer and Chief Financial Officer of LifeUSA Securities, Inc., a wholly owned subsidiary of the Company, since February 1996. From 1986 until joining the Company in May 1990, Mr. Zesbaugh was an auditor with Ernst & Young LLP.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors of the Company held a total of six (6) meetings and acted through three (3) unanimous written actions during 1998. All directors attended at least 75% of the meetings of the Board of Directors and any committee on which such directors served during the period.

     The Board of Directors has designated three standing committees. The Audit Committee, consisting of Messrs. Blaine, Bonach and Strangis and Ms. Lautzenheiser, reviews the scope of the work and fees of the Company's independent auditors and periodically meets with the Company's financial officers, internal auditors and independent auditors to review matters concerning the Company's financial statements and internal controls. The Audit Committee held three (3) meetings in 1998. The Compensation Committee, consisting of Messrs. Alexander, Blaine and Strangis, reviews and determines the compensation, including base salary and bonus incentives, for the executive officers. The Compensation Committee held two (2) meetings in 1998. The Stock Option Committee, consisting of Messrs. James, MacDonald and Strangis, administers and awards stock option grants under the Company's 1990 Stock Option Plan, but none of the committee members are eligible for grants under the Plan. The Stock Option Committee held no meetings but acted by two (2) written actions in 1998.

COMPENSATION OF DIRECTORS
     Directors who are not and have not been executive officers of the Company and are not employees of Allianz Life (Ms. Lautzenheiser and Messrs. Alexander, Blaine and Strangis) receive the following compensation for serving as directors of the Company: (i) $5,000 per attended meeting of the Board of Directors which they attend and $1,000 per attended committee meeting of the Board of Directors on which the director serves if the committee meeting is not on the same date as a meeting of the Board of Directors, and (ii) an option for 1,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the meeting awarded under the Company's Director Option Plan. The Company reimburses travel and related expenses incurred by directors in attending meetings of the Board of Directors. In addition, the Company has purchased officers' and directors' liability insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     During 1998, (i) Alexander Law Firm, P.C., of which Hugh Alexander is a shareholder, provided legal services to the Company and received $127,172 in legal fees, (ii) Kaplan, Strangis and Kaplan, P.A., of which Ralph Strangis is a member, provided legal services to the Company and received $680,000 in legal fees, and (iii) Lautzenheiser & Associates, of which Barbara J. Lautzenheiser is a principal, provided actuarial and other consulting services to the Company and received $941,641 in consulting fees and expenses.

     During 1999, Alexander Law Firm, P.C. and Kaplan, Strangis and Kaplan, P.A. will provide legal services to the Company, and Lautzenheiser & Associates will provide actuarial and consulting services to the Company.

     Messrs. Bonach and James are nominated for election to the Board of Directors of the Company in connection with representation rights granted to Allianz Life pursuant to agreements entered into in January 1998 providing for the acquisition by Allianz Life of up to 35% of the outstanding common stock of the Company and the extension of certain marketing agreements. Reference is made in the Annual Report and Form 10-K of the Company for the year ended December 31, 1998 for further description of these transactions.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports.

     To the Company's knowledge, based solely on a review of copies of reports filed with the SEC for 1998, required filers complied with all applicable
Section 16(a) filing requirements.

                            EXECUTIVE COMPENSATION


     The following table sets forth a summary of compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered in all capacities for the three years ended December 31, 1998.



                          SUMMARY COMPENSATION TABLE


                                                                        LONG TERM
                                                                      COMPENSATION
                                                                    ----------------
                                                     ANNUAL
                                                  COMPENSATION           AWARDS
                                             ---------------------- ----------------
                                                                        OPTIONS/         ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR     SALARY      BONUS        SARS(#)      COMPENSATION(1)
------------------------------------- ------ ----------- ---------- ---------------- ----------------
Robert W. MacDonald                   1998    $725,000    $      0            --         $109,600
 Chairman of the Board                1997     725,000           0            --            9,500
 and Chief Executive Officer          1996     650,000     350,000            --          275,000

Daniel J. Rourke                      1998     324,456           0            --            9,600
 Senior Vice President and            1997     315,000           0            --            9,500
 Chief Marketing Officer              1996     300,000     325,000            --            9,000

Donald J. Urban                       1998     333,912           0            --                0
 Senior Vice President and            1997     315,000           0            --                0
 Director of Sales                    1996     275,000     325,000            --                0

Margery G. Hughes                     1998     349,368           0             0            9,600
 President and Chief                  1997     325,000           0        75,000(2)         9,500
 Operating Officer                    1996     300,000     325,000             0            9,000

Mark A. Zesbaugh                      1998     268,752           0             0            9,600
 Chief Financial Officer, Executive   1997     250,000           0       100,000(3)         9,500
 Vice President and Treasurer         1996     200,000     200,000       150,000(3)         9,000


------------------
(1) Other compensation for 1998, 1997 and 1996 consists of Company contributions under the Employee Savings 401(k) Plan, except other compensation for Mr. MacDonald in 1996 and $100,000 of other compensation for Mr. MacDonald in 1998 which represents the amount accrued under a deferred compensation arrangement for Mr. MacDonald.

(2) Options to acquire 75,000 shares at an exercise price of $16.3125 per share granted December 22, 1997 vesting in three equal installments beginning December 22, 1998.

(3) Options to acquire 100,000 shares at an exercise price of $11.5625 per share granted on January 15, 1997 vesting in three equal installments beginning January 15, 1998. Options to acquire 150,000 shares at an exercise price of $9.000 granted January 17, 1996 vesting in three equal installments beginning January 17, 1997.


     The Company has not made any restricted stock grants to any of the executive officers named in the Summary Compensation Table.

                          OPTIONS/SAR GRANTS IN 1998



                                                                              POTENTIAL
                                                                             REALIZABLE
                                                                              VALUE AT
                                                                               ASSUMED
                                                                           ANNUAL RATES OF
                                                                             STOCK PRICE
                                                                             APPRECIATION
                                                                                 FOR
                                        INDIVIDUAL GRANTS                    OPTION TERM
                      ------------------------------------------------------ -----------
                         NUMBER OF     % OF TOTAL
                        SECURITIES      OPTIONS/
                        UNDERLYING    SARS GRANTED    EXERCISE
                         OPTIONS/     TO EMPLOYEES     PRICE     EXPIRATION    5%   10%   VALUE ($) AT
NAME                   SARS GRANTED      IN 1998     ($/SHARE)      DATE      ($)   ($)     12/31/98
--------------------- -------------- -------------- ----------- ------------ ----- ----- -------------
Robert W. MacDonald        --             --            --          --        --    --        --
Daniel J. Rourke           --             --            --          --        --    --        --
Donald J. Urban            --             --            --          --        --    --        --
Joseph W. Carlson          --             --            --          --        --    --        --
Margery G. Hughes          --             --            --          --        --    --        --
Mark A. Zesbaugh           --             --            --          --        --    --        --

              1998 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE



                                       AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                                     FY-END OPTIONS/SAR VALUES
                      ----------------------------------------------------------------------------------------
                                                      NUMBER (#) OF UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                          SHARES                        OPTIONS/SARS AT FY-END     MONEY OPTIONS/SARS AT FY-END
                        ACQUIRED ON       VALUE     ----------------------------- -----------------------------
NAME                   EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------- -------------- -------------- ------------- --------------- ------------- --------------
Robert W. MacDonald            --              --           --             --             --             --
Daniel J. Rourke               --              --           --             --             --             --
Donald J. Urban                --              --           --             --             --             --
Joseph W. Carlson              --              --           --             --             --             --
Margery G. Hughes         150,000       1,320,198      227,000         50,000        468,750              0
Mark A. Zesbaugh          100,000         744,000      115,305        116,667        253,021        281,250

EMPLOYMENT AGREEMENTS
     In January 1998, the Company entered into employment agreements with Robert
W. MacDonald, Chairman and Chief Executive Officer, and Donald J. Urban, Senior Vice President and Director of Sales, and the Company amended and restated employment agreements with Margery G. Hughes, President and Chief Operating Officer, and Mark A. Zesbaugh, Executive Vice President and Chief Financial Officer. Each agreement provides for continued employment of the officers in their respective positions for a term continuing through December 31, 2003 and automatically extending for one year on each December 31, unless notice of non-extension is given. Each agreement also provides for a minimum annual base salary during the term of the agreement and for an annual bonus based on the achievement by the Company of performance goals established by the Compensation Committee. In addition, each agreement provides for the payment of severance benefits in the event of termination of employment under certain circumstances. Prior to a change in control (as defined) or following twenty-four months after a change in control, if the executive is terminated by the Company without cause (as defined) or by the executive with good reason (as defined), the executive is entitled to receive base salary for the remainder of the term of the agreement, with no further extensions (the "severance period"), an annual bonus equal to the average of the annual bonus paid to the executive for the two complete calendar years prior to termination, continued participation in Company benefit plans during the severance period and a lump sum payment equal to the value of unvested stock options which would have vested during the severance period. In the event of a change in control and within 24 months thereafter, if the executive terminates employment for good reason or the executive's employment is terminated by the Company for any reason other than cause, the executive is entitled to receive a lump sum cash payment in an amount equal to base salary for the severance period, an annual bonus equal to the greater of the average annual bonus paid to the executive for the years including and after the change in control or the average annual bonus paid or payable to the executive for the two calendar years immediately preceding the calendar year in which the change in control occurred, the value of unvested stock options which would have vested during the severance period, continued participation in Company benefit plans and a full gross-up payment for excise taxes. The agreements also contain certain confidentiality, nonsolicitation and noncompete provisions. In December 1998, Mr. Urban's employment agreement was amended in connection with his assumption of responsibilities as President of LTCAmerica. The amendment extends the term of the agreement to December 31, 2003, automatically extending for one year on each December 31, commencing December 31, 1999, unless notice of extension is given.

     In addition to matters included in the other employment agreements, Mr. MacDonald's agreement establishes a deferred compensation plan and provides for deferred compensation payments for the years 1998 through 2002. Upon termination of his employment, monthly deferred compensation payments will be made for a ten-year period on the terms described in the agreement.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During 1998, the directors who served on the Compensation Committee, which is responsible for approving compensation for the executive officers of the Company, were Hugh Alexander, Jack Blaine and Ralph Strangis. The directors who served on the Stock Option Committee, which makes stock option grants under and administers the Company's 1990 Stock Option Plan, were Robert W. MacDonald, Robert S. James and Ralph Strangis. None of the directors serving on the Compensation Committee or the Stock Option Committee is or has been an officer of the Company or any of its subsidiaries, except Mr. MacDonald. Mr. MacDonald is the Chairman and Chief Executive Officer of the Company, but does not serve on the board of directors of any other entity.

     Reference is made to the information in this Proxy Statement under the caption, "Proposal No. 1 -- Election of Directors -- Arrangements with Directors and Nominees," for descriptions of related transactions with Messrs.
Alexander, James and Strangis and Ms. Lautzenheiser.

                     REPORT OF THE COMPENSATION COMMITTEE
                        AND THE STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION


     The Company's Board of Directors has two committees charged with executive officer compensation matters. The Compensation Committee is composed of three directors who are not executive officers of the Company: Messrs. Alexander, Blaine and Strangis. The Compensation Committee is responsible for approving compensation for the executive officers of the Company. The Stock Option Committee consists of Mr. MacDonald, an executive officer of the Company, and Messrs. James and Strangis, who are not executive officers of the Company. The Stock Option Committee is responsible for administering the Company's 1990 Stock Option Plan, as amended (the "Option Plan"), including determination of the stock options to be granted under the Option Plan. None of the members of the Stock Option Committee have been or are eligible to receive options under the Option Plan. Mr. Strangis and the other non-employee directors (other than Messrs. Bonach and James, the Allianz Life nominees), however, receive stock option grants under the Life USA Director Option Plan.


     The following factors are taken into consideration by the Compensation Committee in determining the base salary and incentive compensation for the executive officers: (i) recommendations from the Chairman of the Board and Chief Executive Officer for the executive officers other than himself; (ii) the tenure, effort and importance of the executive officer to the Company's historic development and the establishment and maintenance of its corporate culture;
(iii) growth and strategic targets for the compensation period, normally one fiscal year, and (iv) job performance by each executive officer in meeting corporate objectives of collected premium and deposits, net operating income, net income, return on equity, cost controls and strategic goals within his or her area of assigned responsibility. Although members of the Compensation Committee have available information on compensation practices of other companies, including general industry data published by compensation consultants, such data is not updated each year or given specific weight in determining executive compensation.


BASE SALARY

     It is the Compensation Committee's intent that base salaries for the executive officers be related to the executive's duties and responsibilities and take into account the size and growth of the Company's assets and earnings. The Compensation Committee does not assign any specific weighting to the individual factors.

     For 1999, the Compensation Committee has approved the following base annual salaries: Robert W. MacDonald -- $800,000; Daniel J. Rourke -- $324,450; Donald
J. Urban -- $360,612; Margery G. Hughes -- $372,084; and Mark A. Zesbaugh $287,562. The increase in the base salaries for the executive officers from 1998 to 1999 reflects excellent job performance as demonstrated by increased responsibilities associated with the Company's growth in assets and in force business and the efforts of the executives in expanding the Company's distribution capabilities.


INCENTIVE COMPENSATION

     In recognition of the significant teamwork that is required for success, the Compensation Committee determines incentive compensation for the executive officers as a group. The executive officer group bonus pool is awarded based on achievement of predetermined performance targets. The objective performance levels are established at the beginning of the year. The Compensation Committee retains the discretion to increase or decrease the amount of the executive bonus pool from the performance formula to take into account special factors affecting performance, including such extraordinary circumstances as the Compensation Committee deems appropriate. Allocation of the bonus pool among members of the executive officer group is determined on the basis of recommendations from the Chairman of the Board and Chief Executive Officer of the Company in consultation with the members of the Compensation Committee. A similar incentive compensation program has been provided for the senior management of LifeUSA Insurance, LifeUSA Marketing,

LifeUSA Securities, Inc. and LTCAmerica, and the applicable bonus pool is allocated among the senior management of each of these companies as determined by the executive officers of the Company.

     For 1998, the performance target was based on the increase in operating income for 1998 over operating income for 1997, subject to certain adjustments. The 1998 bonus pool was to be allocated among the executive officers of the Company other than Robert W. MacDonald (six persons), as determined by Mr. MacDonald, as Chairman of the Board and Chief Executive Officer of the Company, in consultation with the Compensation Committee. The amount of the 1998 bonus pool was to be a percentage (ranging from 7.5% to 10.0%) of the Company's operating income (as adjusted) for 1998 based on the extent to which the percentage increase in operating income (as adjusted) for 1998 over 1997 equaled or exceeded 12.5%. The factors which the Compensation Committee was to consider in determining Mr. MacDonald's bonus for 1998 were as follows (although no specific weighting of the factors was assigned and other factors could be considered): (i) the bonus amounts earned by the other executive officers, (ii) the growth in operating income of the Company over 1997, (iii) the level of collected premium and deposits, and (iv) the achievement of strategic goals such as increasing the distribution system of LifeUSA Insurance.

     Actual performance for 1998 did not achieve the performance target and, therefore, no bonuses were allocated to the executive officers of the Company.

     For 1999, the Compensation Committee has determined that the 1999 incentive bonus program will be based on performance targets for net operating income, return on equity for all Life USA enterprises and increased production of collected premiums and deposits. The 1999 bonus pool will be allocated among the executive officers of the Company other than Robert W. MacDonald as determined by Mr. MacDonald, as Chairman of the Board and Chief Executive Officer of the Company, in consultation with the Compensation Committee. The amount of the 1999 bonus pool will be a percentage (ranging from 7.5% to 10.0%) of the Company's operating income (as adjusted) for 1999 based on the extent to which the percentage increase in operating income (as adjusted) for 1999 over 1998 equals or exceeds 12.5%. See "Chief Executive Officer Compensation" under this heading for a discussion of the Chief Executive Officer's salary and bonus considerations


STOCK INCENTIVES
     The Stock Option Committee has determined that no options will be granted under the Option Plan to the three executive officers (Messrs. MacDonald, Rourke and Urban) who were also founders of the Company and who have substantial ownership interests in the Company.

     The Stock Option Committee has made option grants to Ms. Hughes and Mr. Zesbaugh for the purpose of recognizing their increased responsibilities for the Company and its subsidiaries, providing them with a substantial equity ownership interest in the Company, although their interests are still substantially less than the interests of Messrs. MacDonald, Rourke and Urban, executive officers who founded the Company. The Stock Option Committee also considers the number of options granted each year to executive officers in relation to option grants made to other key employees.


EMPLOYMENT AGREEMENTS
     In January 1998, in connection with transactions between the Company and Allianz Life providing for the acquisition by Allianz Life of up to 35% of the outstanding Common Stock of the Company and the extension of certain marketing arrangements, the employment agreements with Ms. Hughes and Mr. Zesbaugh were amended and restated and employment agreements were entered into with Robert W. MacDonald, Chairman and Chief Executive Officer of the Company, and Donald J. Urban, Senior Vice President and Director of Sales of the Company. The employment agreement with Mr. Urban was amended in December 1998 in connection with his assumption of responsibilities as President of LTCAmerica, a subsidiary of LifeUSA Insurance. Reference is made to the description of the employment agreements in this Proxy Statement under the caption, "Executive Compensation".

CHIEF EXECUTIVE OFFICER COMPENSATION
     Robert W. MacDonald, Chairman and Chief Executive Officer of the Company, received a base salary of $725,000 during 1998; Mr. MacDonald received no bonus for 1998.

     Mr. MacDonald's base salary for 1999 was increased by the Compensation Committee to $800,000 to reflect Mr. MacDonald's increased responsibilities with the expansion of the Life USA enterprise, including the formation of LTCAmerica. The Compensation Committee has not established any specific bonus program for Mr. MacDonald. Although Mr. MacDonald's bonus will be determined at the discretion of the Compensation Committee, the Committee currently intends to consider the following factors (no specific weighting of the factors has been assigned and other factors may become important based on the events occurring in 1999 and the effect of certain factors on the financial performance of the Company in 1999): (i) the bonus amounts earned by the other named executive officers of the Company, (ii) the growth in net operating income of the Company over 1998, (iii) the level of collected premium and deposits of LifeUSA Insurance, (iv) return on equity for all Life USA enterprises, and (v) the achievement of strategic goals such as increasing the distribution system of LifeUSA Insurance.


OTHER INFORMATION
     Beginning in 1994, Section 162(m) of the Internal Revenue Code imposed an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The Compensation Committee does not believe that the Section 162(m) limitation will materially affect the Company in the near future because if the limitation becomes applicable the Compensation Committee will consider deferring payment of a portion of the incentive compensation to remain under the $1.0 million annual deduction limitation.


          Hugh Alexander          Jack H. Blaine
          Compensation Committee  Compensation Committee


          Robert S. James       Robert W. MacDonald
          Stock Option CommitteeStock Option Committee


                             Ralph Strangis
                             Compensation Committee
                             Stock Option Committee

                     COMMON STOCK PRICE PERFORMANCE CHART

     The following graph shows an annual comparison of the cumulative total return for the Company, the Nasdaq U.S. Companies Stock Index and the Nasdaq Insurance Stock Index for the period from December 31, 1993 to December 31, 1998. The graph assumes that $100 was invested on December 31, 1993.



                                  [LINE GRAPH]


                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                      1993           1994           1995           1996           1997           1998
                                 -------------- -------------- -------------- -------------- -------------- -------------
Life USA Holding, Inc. .........   $  100.00       $  38.41       $  42.38       $  63.58       $  89.40      $  68.21
Nasdaq U.S. Companies
 Stock Index ...................      100.00          97.75         138.26         170.01         208.58        293.21
Nasdaq Insurance
 Stock Index ...................      100.00          94.13         133.71         152.42         223.58        198.78

                                PROPOSAL NO. 2

                      APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has been the Company's independent auditors since its inception and has been recommended by the Board of Directors to be the Company's independent auditors for the year 1999. A representative of Ernst & Young LLP will be present at the Annual Meeting, afforded the opportunity to make a statement and available to respond to questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1999.


                                 OTHER MATTERS

     The Board of Directors does not intend to present to the Annual Meeting any other matters not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their best judgment.


                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal intended to be presented for action at the 2000 Annual Meeting by any shareholder of the Company must be received by Margery G. Hughes, President, Interchange North Building, 300 South Highway 169, Minneapolis, Minnesota 55426 not later than November 5, 1999, in order for such proposal to be included in the Company's Proxy Statement and form of proxy for the 2000 Annual Meeting. The Company is not required to include in its Proxy Statement and form of proxy for the 2000 Annual Meeting any shareholder proposal which does not meet all of the requirements then in effect for inclusion.



                            SOLICITATION OF PROXIES

     A copy of the Annual Report and Form 10-K of the Company for the year ended December 31, 1998, has been mailed to each shareholder along with this Proxy Statement. Additional copies of the Annual Report, the Notice of Annual Meeting, the Proxy Statement and the accompanying proxy may be obtained from Margery G. Hughes, President, at the offices of the Company.

     The cost of preparing, assembling and mailing this Proxy Statement, the notice, the form of Proxy and other material which may be sent to the shareholders will be borne by the Company. In addition, directors, officers and regular employees of the Company and its subsidiary, at no additional compensation, may solicit proxies by telephone, telegram or in person. Upon request, the Company will reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's Common Stock to give proxies.

     In order to assure the presence of the necessary quorum at the Annual Meeting, please sign and mail the enclosed Proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of the Proxy will not prevent you from attending the meeting and voting in person, should you so desire.

                                        By Order of the Board of Directors


                                        /s/ Margery G. Hughes
                                        Margery G. Hughes
                                        PRESIDENT

PROXY                                                                      PROXY
                             LIFE USA HOLDING, INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF SHAREHOLDERS ON APRIL 13, 1999.

     The undersigned hereby appoints Robert W. MacDonald and Margery G. Hughes, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all of the undersigned's shares of Common Stock of Life USA Holding, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, April 13, 1999 at 9:00 a.m., and at any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" proposals 1 and 2.

                PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                            LIFE USA HOLDING, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.



1.  Election of Directors:
    Hugh Alexander,  Jack H. Blaine,  Edward J. Bonach,  Margery G. Hughes,     FOR WITHHOLD FOR ALL*
    Robert W. James,  Barbara J. Lautzenheiser,  Robert W. MacDonald,  Daniel    O      O        O
    J. Rourke,  Ralph Strangis,  Donald J. Urban,  and  Mark A. Zesbaugh
    (*Except Nominee(s) written on the line below)


     ----------------------------



2.    To ratify the appointment of Ernst & Young LLP as the independent auditors
      for the Company for the year 1999.                                        FOR AGAINST ABSTAIN
                                                                                 O      O       O



3.    In their discretion, any other matter that may properly come before the
      meeting or any adjournment thereof.                                       FOR AGAINST ABSTAIN
                                                                                 O      O       O




                               Please vote, date, sign and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.


                               Signatures(s) -------------- Dated: ------ , 1999



                                             -------------- Dated: ------ , 1999

                               (Please sign exactly as name appears hereon.
                               Joint owners should each sign.) Where applicable, indicate official position or representative capacity.


--------------------------------------------------------------------------------

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